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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               EPICEPT CORPORATION

                                   ----------

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

     EpiCept Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

     FIRST, that the Certificate of Incorporation of said corporation be amended as follows:

     By striking out Section 2(b)(i) of Article FOURTH of the Certificate of Incorporation and inserting in lieu thereof a new Section 2(b)(i) to read as follows:

          "Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price then in effect, as the case may be, (i) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share (prior to underwriter commissions and discounts) of not less than $8.25 (as adjusted to reflect any stock splits, stock dividends, distributions, combinations, reclassifications or other like transactions effected by the Corporation in respect of its Common Stock) and with gross proceeds to the Corporation of not less than $15,000,000 (a "QUALIFIED PUBLIC OFFERING") (in the event of which offering, the person(s) entitled to receive Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted that Preferred Stock until the closing of such offering).
          For purposes of this Section 2(b)(i) and
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          Section 2(e)(i)(4) below, the term "MERGER" shall mean the merger of a wholly owned subsidiary of the Corporation with and into Maxim Pharmaceuticals, Inc. pursuant to that certain Agreement and Plan of Merger (the "MERGER AGREEMENT") among the Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. dated as of
          September 6th, 2005.";

     By amending Section 2(e)(i)(4) of Article FOURTH of the Certificate of Incorporation and adding a new subclause (D) to read as follows:

          "(D) shares of Common Stock issued or issuable in connection with the Merger.";

     By deleting Section 3(d) of Article FOURTH of the Certificate of Incorporation in its entirety; and

     By amending Section 10 of Article FOURTH of the Certificate of Incorporation and adding the following language at the end of the last sentence thereof:

          "and shall not be triggered by the issuance of shares of Common Stock in the Merger."

     SECOND: in lieu of a meeting and vote of stockholders, (i) the holders of at least a majority of all the issued and outstanding capital stock entitled to vote thereon; (ii) at least a majority in voting power of all issued and outstanding shares of Series A Preferred; (iii) at least two-thirds in voting power of all issued and outstanding shares of Series B Preferred; and (iv) at least 60% in voting power of all issued and outstanding shares of Series C Preferred, have given their written consent to said amendment, after first having been recommended and deemed advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware, including approval by the Board of Directors of the Corporation.

                                      * * *
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by John V. Talley, Jr., its Chief Executive Officer, this 6th day of September, 2005.

                                        EPICEPT CORPORATION


                                        By: /s/ JOHN V. TALLEY, JR.
                                            ------------------------------------
                                        Name: John V. Talley, Jr.
                                        Title: Chief Executive Officer